Exhibit 99

Eaton Reports Third Quarter Operating Earnings Per Share of $0.97, Down 25 Percent from Third Quarter of 2014 on Lower Revenue and Restructuring Charges

Operating Cash Flow a Quarterly Record $973 Million

Midpoint of Full Year Operating Earnings Per Share Guidance Reduced by 6 Percent

Announces Further Restructuring Actions

DUBLIN--(BUSINESS WIRE)--October 30, 2015--Power management company Eaton Corporation plc (NYSE:ETN) today announced that operating earnings per share, which exclude charges of $0.01 per share to integrate recent acquisitions, were $0.97 for the third quarter of 2015, down 25 percent from the third quarter of 2014. Sales in the third quarter of 2015 were $5.2 billion, down 9 percent from the same period in 2014. The sales decline consisted of 6 percent from negative currency translation and 3 percent from a decline in organic sales.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our sales in the third quarter were approximately $300 million lower than we had expected at the start of the quarter, with organic sales lower by $240 million and negative currency translation reducing sales by $60 million.

“The majority of our markets experienced weaker conditions in the quarter, which makes us cautious about the sales outlook looking forward,” said Cutler.

“As we had announced when we issued second quarter earnings, we implemented a substantial restructuring program in the third quarter,” said Cutler. “We incurred restructuring costs of $113 million, while our savings in the quarter from the actions were $15 million.

“Our operating cash flow in the third quarter was $973 million, a quarterly record, reflecting strong cost control and tight management of working capital,” said Cutler. “During the quarter, we repurchased $284 million of our shares, making our repurchases so far in 2015 a total of $454 million, approximately 1½ percent of our outstanding shares at the beginning of the year. Given the weak stock price performance for U.S. dollar denominated industrials, we would expect to continue our strong bias toward deploying our excess cash flow over the next year for share repurchases.

“We anticipate operating earnings per share for the fourth quarter of 2015, which exclude an estimated $14 million of charges to integrate our recent acquisitions, to be between $1.05 and $1.15,” said Cutler. “We expect to incur restructuring charges of $10 million in the fourth quarter, while savings in the quarter from our restructuring program are expected to total $35 million.

“For the full year 2015, we now expect our operating earnings per share to be between $4.20 and $4.30, a reduction at the midpoint of 6 percent from our prior guidance,” said Cutler. “Despite the decline in earnings per share, we continue to believe we will achieve our prior forecasts for 2015 operating cash flow.

“As we begin to plan for 2016, it is apparent that markets are likely to remain soft,” said Cutler. “To deal with such weak markets, we will be expanding our 2016 restructuring program. We had been planning on this second restructuring program, in addition to the $145 million program we announced in the second quarter of 2015, to be on the order of $50 million to $60 million, but in light of current market weakness we are expanding the program to between $90 million and $100 million.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, down 6 percent from 2014. The sales decline was almost entirely due to negative currency translation. Operating profits were $322 million. Excluding acquisition integration charges of $5 million during the quarter, operating profits were $327 million, down 3 percent from the third quarter of 2014.

“The restructuring actions we took during the quarter reduced operating profits by a net of $10 million,” said Cutler. “Without these actions, our operating margin would have been 19.0 percent. Our bookings in the third quarter were flat with the third quarter a year ago.

“We were pleased to acquire Ephesus Lighting in late October,” said Cutler. “Ephesus is a leader in LED lighting for stadiums and other high lumen outdoor and industrial applications. Its sales over the last twelve months were $22 million.”

Sales for the Electrical Systems and Services segment were $1.5 billion, down 10 percent from the third quarter of 2014. Half of the sales decline was due to negative currency translation and half due to a decline in organic sales. The segment reported operating profits of $164 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $167 million, down 31 percent from the third quarter of 2014.

“The restructuring actions we took during the quarter reduced operating profits by a net of $24 million,” said Cutler. “Without those actions, our operating margin in the quarter would have been 12.8 percent.

“Bookings in the third quarter were down 3 percent from the third quarter of 2014,” said Cutler. “Our bookings were impacted by continued weakness in the oil and gas market and weakening conditions in the non-residential market as the quarter progressed.”

Hydraulics segment sales were $599 million, down 18 percent from the third quarter of 2014. Organic sales declined 10 percent and negative currency translation contributed 8 percent. Operating profits in the third quarter were $44 million, a decrease of 49 percent.

“The Hydraulics markets in the third quarter of 2015 continued the weak trends we have experienced all year,” said Cutler. “We took restructuring actions in the quarter to deal with this weakness, reducing operating earnings by a net impact of $22 million. Without these charges, our operating margin in the quarter would have been 11.0 percent. Our bookings in the quarter decreased 13 percent from the third quarter of 2014.”

Aerospace segment sales were $449 million, down 1 percent from the third quarter of 2014. The sales decline consisted of 1 percent organic growth offset by 2 percent from negative currency translation. Operating profits in the third quarter were $79 million, up 10 percent over the third quarter of 2014.

“We incurred net restructuring expense of $5 million in the quarter,” said Cutler. “Without these charges, our operating margin would have been a very healthy 18.7 percent. Bookings in the quarter declined 16 percent, driven by a decrease in OEM orders. Aftermarket orders were up 11 percent.”

The Vehicle segment posted sales of $897 million, down 11 percent from the third quarter of 2014. The sales decline consisted of 8 percent from negative currency translation and 3 percent from a decline in organic sales. The segment reported operating profits in the third quarter of $136 million, down 23 percent from the third quarter of 2014.

“We incurred net restructuring expense of $27 million in the third quarter in our Vehicle segment,” said Cutler. “Without that expense, our operating margin would have been 18.2 percent.

“North American markets were up slightly in the third quarter while South American markets showed continued weakness and the Chinese market weakened,” said Cutler. “We now expect the NAFTA Class 8 truck market in 2015 to be 325,000 units, 5,000 units lower than our previous forecast.”

Eaton is a power management company with 2014 sales of $22.6 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 99,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning costs and benefits of planned restructuring actions, fourth quarter and full year 2015 operating earnings per share, 2015 operating cash flow, our end markets, and planned share repurchases. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and nine months ended September 30, 2015 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2015	2014	2015	2014
Net sales	$5,203	$5,728	$15,798	$16,987

Cost of products sold	3,597	3,916	10,865	11,799
Selling and administrative expense	907	961	2,723	2,907
Litigation settlements	—	—	—	644
Research and development expense	156	163	472	493
Interest expense - net	59	56	175	173
Other income - net	(3)	(10)	(27)	(181)
Income before income taxes	487	642	1,590	1,152
Income tax expense (benefit)	42	37	143	(66)
Net income	445	605	1,447	1,218
Less net loss (income) for noncontrolling interests	1	(3)	—	(6)
Net income attributable to Eaton ordinary shareholders	$446	$602	$1,447	$1,212

Net income per ordinary share
Diluted	$0.96	$1.26	$3.09	$2.53
Basic	0.96	1.27	3.10	2.55

Weighted-average number of ordinary shares outstanding
Diluted	466.4	477.2	468.5	478.2
Basic	465.1	474.8	466.8	475.5

Cash dividends declared per ordinary share	$0.55	$0.49	$1.65	$1.47

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$446	$602	$1,447	$1,212
Excluding acquisition integration charges (after-tax)	7	14	22	81
Operating earnings	$453	$616	$1,469	$1,293

Net income per ordinary share - diluted	$0.96	$1.26	$3.09	$2.53
Excluding per share impact of acquisition integration charges (after-tax)	0.01	0.03	0.05	0.17
Operating earnings per ordinary share	$0.97	$1.29	$3.14	$2.70

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2015	2014	2015	2014
Net sales
Electrical Products	$1,771	$1,875	$5,246	$5,433
Electrical Systems and Services	1,487	1,655	4,437	4,807
Hydraulics	599	733	1,907	2,302
Aerospace	449	454	1,367	1,404
Vehicle	897	1,011	2,841	3,041
Total net sales	$5,203	$5,728	$15,798	$16,987

Segment operating profit
Electrical Products	$322	$330	$858	$880
Electrical Systems and Services	164	238	573	601
Hydraulics	44	84	184	286
Aerospace	79	72	233	203
Vehicle	136	176	490	482
Total segment operating profit	745	900	2,338	2,452

Corporate
Litigation settlements	—	—	—	(644)
Amortization of intangible assets	(102)	(107)	(306)	(326)
Interest expense - net	(59)	(56)	(175)	(173)
Pension and other postretirement benefits expense	(38)	(31)	(99)	(114)
Other corporate expense - net	(59)	(64)	(168)	(43)
Income before income taxes	487	642	1,590	1,152
Income tax expense (benefit)	42	37	143	(66)
Net income	445	605	1,447	1,218
Less net loss (income) for noncontrolling interests	1	(3)	—	(6)
Net income attributable to Eaton ordinary shareholders	$446	$602	$1,447	$1,212

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
(In millions)
Assets
Current assets
Cash	$418	$781
Short-term investments	150	245
Accounts receivable - net	3,656	3,667
Inventory	2,395	2,428
Deferred income taxes	550	593
Prepaid expenses and other current assets	410	386
Total current assets	7,579	8,100

Property, plant and equipment - net	3,590	3,750

Other noncurrent assets
Goodwill	13,540	13,893
Other intangible assets	6,139	6,556
Deferred income taxes	246	228
Other assets	1,107	1,002
Total assets	$32,201	$33,529

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1	$2
Current portion of long-term debt	841	1,008
Accounts payable	1,997	1,940
Accrued compensation	373	420
Other current liabilities	1,888	1,985
Total current liabilities	5,100	5,355

Noncurrent liabilities
Long-term debt	7,830	8,024
Pension liabilities	1,539	1,812
Other postretirement benefits liabilities	502	513
Deferred income taxes	820	901
Other noncurrent liabilities	997	1,085
Total noncurrent liabilities	11,688	12,335

Shareholders’ equity
Eaton shareholders’ equity	15,366	15,786
Noncontrolling interests	47	53
Total equity	15,413	15,839
Total liabilities and equity	$32,201	$33,529

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2015 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

During the second quarter of 2014, Eaton settled litigation matters with ZF Meritor LLC and Meritor Transmission Corporation (collectively, Meritor), Triumph Actuation Systems, LLC and other claimants (collectively, Triumph), and related litigation, resulting in pre-tax cost totaling $644. Also, during that quarter, Eaton sold the Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions businesses to Safran for $270, resulting in a pre-tax gain of $154.

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges*
	Three months ended September 30
	2015	2014	2015	2014	2015	2014
Business segment
Electrical Products	$5	$8	$322	$330	$327	$338
Electrical Systems and Services	3	4	164	238	167	242
Hydraulics	—	2	44	84	44	86
Aerospace	—	—	79	72	79	72
Vehicle	—	—	136	176	136	176
Total business segments	8	14	$745	$900	$753	$914
Corporate	2	5
Total acquisition integration charges before income taxes	$10	$19
Total after income taxes	$7	$14
Per ordinary share - diluted	$0.01	$0.03

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges*
	Nine months ended September 30
	2015	2014	2015	2014	2015	2014
Business segment
Electrical Products	$17	$49	$858	$880	$875	$929
Electrical Systems and Services	10	43	573	601	583	644
Hydraulics	2	11	184	286	186	297
Aerospace	—	—	233	203	233	203
Vehicle	—	—	490	482	490	482
Total business segments	29	103	$2,338	$2,452	$2,367	$2,555
Corporate	4	19
Total acquisition integration charges before income taxes	$33	$122
Total after income taxes	$22	$81
Per ordinary share - diluted	$0.05	$0.17

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment integration charges in 2015 and 2014 were related primarily to the integration of Cooper Industries plc (Cooper). These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate integration charges in 2015 and 2014 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

Note 3. INCOME TAXES

The effective income tax rate for the third quarter and first nine months of 2015 was an expense of 9%, compared to an expense of 6% and a benefit 6% for the third quarter and first nine months of 2014, respectively. Excluding the litigation settlements and related legal costs as well as the gain on the sale of Eaton's Aerospace businesses, all of which represents a total pre-tax expense of $494 in the second quarter of 2014, the effective income tax rate for the first nine months of 2014 was an expense of 6%. The increase in the effective tax rate in the third quarter and first nine months of 2015 is primarily due to more income earned in higher tax jurisdictions, including the United States.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1-440-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1-440-523-5127 (Investor Relations)